Exhibit 10.102
NON-QUALIFIED STOCK OPTION AWARD GRANTED UNDER THE
DIGITAL ANGEL CORPORATION (f/k/a APPLIED DIGITAL SOLUTIONS, INC.)
2003 FLEXIBLE STOCK PLAN, AS AMENDED
Name of Option Recipient:
On                     , 20          , the Company awarded you a stock option. You were granted an option to buy                      Shares of the Common Stock at the price of $                     per Share. Your right to exercise the option granted vests on or after the dates shown in the following schedule:

Vesting Date	Number of Shares Vested

______________, ____________
______________, ____________
______________, ____________
You must exercise any vested option pursuant to this option grant no later than                     , 20          , (the “Option Expiration Date”).
IMPORTANT: By signing below, you agree to be bound by, and acknowledge receipt of, the attached Terms and Conditions of this Non-Qualified Stock Option Award and the Digital Angel Corporation 2003 Flexible Stock Plan, as amended.

DIGITAL ANGEL CORPORATION

Officer Name
Officer Title

Read and agreed to this
                     day of                                         ,                      .

Optionee Name Typed Here

TERMS AND CONDITIONS
NON-QUALIFIED STOCK OPTION AWARD GRANTED UNDER
DIGITAL ANGEL CORPORATION
(f/k/a APPLIED DIGITAL SOLUTIONS, INC.)
2003 FLEXIBLE STOCK PLAN
1. Definitions

(a)	Committee	The Committee (or, in certain cases, its designees) who administers the Stock Option Plan.

(b)	Company	Digital Angel Corporation, a Delaware corporation.

(c)	Option	The option granted by the Option Award.

(d)	Option Award	The Non-Qualified Stock Option Award to which these Terms and Conditions are attached, except where the context requires otherwise.

(e)	Participant	The recipient of an Option Award.

(f)	Stock Option Plan	Digital Angel Corporation (f/k/a Applied Digital Solutions, Inc.) 2003 Flexible Stock Plan, as amended.
All capitalized terms not otherwise defined herein shall have the meanings given to such terms by the Stock Option Plan.
2. Evidence of Option Grant and Option; not an Incentive Stock Option

The Option Award evidences a grant to the Participant of an Option to purchase that number of Shares (“Optioned Shares”) of the par value $.01 per share Common Stock of the Company (“Stock”) set forth on the Option Award. The Participant may exercise the Option as shown on the Option Award. In no event shall the Option or any part of the Option be exercisable after the Option Expiration Date . The Option shall not be treated as an “Incentive Stock Option”, as defined in Section 422 of the Internal Code of 1986, as amended (“Code”), notwithstanding the fact that certain provisions of these Terms and Conditions incorporate portions of Code Section 422 and/or comply with the requirements of such section.

3. Exercise of Option
Option shall be exercised by the Participant delivering a written notice of exercise to the Company’s office at 490 Villaume Avenue; South St. Paul, MN 55075-2445. This notice shall specify the number of Optioned Shares the Participant then desires to purchase.
4. Payment of Option Price
Payment for the Shares purchased under the Option shall be made to the Company in cash (including wire transfer, cashier’s check, bank draft or money order) or “net exercise” in which case Optionee shall receive shares of Company common stock for the value of the option on the date of exercise. [For example, if Optionee holds an option to purchase 100 shares exercisable at $1.00 per share and the market price on the date of exercise is $2.00, then on the date of net exercise, the Optionee would receive 50 shares of common stock on full exercise of the option, less applicable required withholdings.]
In addition to the foregoing methods of payment, payment of the Option price may also be made by “cashless exercise” or any other form determined by the Committee in its discretion at the time of exercise to be acceptable, including payment, at the discretion of the Committee, be made in whole or in part in other property, rights and credits, including the Participant’s promissory note.
5. Form of Notice of Exercise
The Participant’s notice as required by Section 3 shall be signed by the Participant and shall be in substantially the following form with appropriate adjustments depending on how the Option price is paid:
“I hereby exercise my Option to purchase                      Shares in accordance with my Option Award dated                                         ,                     , granted under the Company’s 2003 Flexible Stock Plan, as amended.
The aggregate Option price of the Shares I am purchasing is $                    . I hereby tender in payment of such price by wire transfer, cashier’s check, bank draft or money order made payable to the Company in the amount of $                    . [or] I request “net exercise” of my Option.
If the Shares purchased have not been registered under the Securities Act of 1933, I hereby further represent to the Company that I am acquiring the                      Shares that I am purchasing solely for investment and solely for my own account and that I have no present intention of selling or offering for sale any of such Shares to any other person or persons.”
6. Stock Certificates
Upon the exercise of the Option solely for cash or cash and property (other than Stock), rights and/or credits specifically permitted by the Committee, the Participant shall be entitled to one Stock certificate evidencing the Shares acquired upon exercise.
7. Legends on Certificates
The certificate or certificates to be issued under Section 6 shall be issued as soon as practicable. Such certificate or certificates shall contain thereon a legend in substantially the following form if the Shares evidenced by such certificate have not been registered under the Securities Act of 1933, as amended:
“The shares represented by this certificate have not been registered under the Securities Act of 1933 or any applicable state law. They may not be offered for sale, sold, transferred or pledged without (1) registration under the Securities Act of 1933 and any applicable state law, or (2) at holder’s expense, an opinion (satisfactory to the Company) that registration is not required.”

The certificates shall also contain such other legends as may be appropriate or required by law, such as a legend relating to any shareholders agreement that may apply to the Shares.
8. Termination of Employment; Nonassignability
8.1 Voluntary Quit or Termination for Cause After Option is Vested. If, on or after the date that the Option shall have first become exercisable, the Participant’s employment shall be terminated by the Participant prior to age 65, or by the Employer for “Cause”, as defined below, then the Participant’s full interest in the Option shall terminate on the date of such termination of employment and all rights thereunder shall cease. Whether a Participant’s employment is terminated for Cause shall be determined by the Committee. Cause shall include, but not be limited to gross negligence, willful misconduct, flagrant or repeated violations of the Employer’s policies, rules or ethics, a material breach by the Participant of any employment agreement between the Participant and the Employer, intoxication, substance abuse, sexual or other unlawful harassment, disclosure of confidential or proprietary information, engaging in a business competitive with the Employer, or dishonest, illegal or immoral conduct.
8.2 Other Termination After Option is Vested. If, on or after the date that the Option shall first have become exercisable, the Participant’s employment shall be terminated for disability (as such term is defined at Section 422(c)(6) of the Code), death, or termination by the Participant after he has attained age 65, the Participant or his personal representative and/or beneficiary, as the case may be, shall have the right to exercise such Option within a period of three (3) years after the date of such termination, but in no case later than the Option Expiration Date to the extent that such Option or any installment thereof shall have accrued at the date of such termination of employment and shall not have been exercised.
Unless otherwise determined in the sole discretion of the Committee, upon termination of the Participant’s employment or other relationship with the Company or with an Affiliate by the Employer without Cause, this Option shall be come immediately vested in full and Participant shall have the right to exercise this Option for the remainder of the term.
8.3 Option Not Vested. If the Participant’s employment shall terminate before the Option shall have first become exercisable, then the Participant’s full interest in the Option shall terminate and all rights thereunder shall cease.
8.4 Director Options. The employment of a member of the board of directors of an Employer (“Director”) shall be terminated when he ceases to be a Director. If a Participant is both a Director and an Employee, his employment shall not be deemed to have been terminated as long as he remains a Director or an Employee, as the case may be.
The employment of a Director shall be deemed to have been terminated by the Employer without Cause if the Participant ceases to serve in such position solely due to the failure to be reelected or reappointed, as the case may be, and such failure is not a result of an act or omission which would constitute Cause.

8.5 Non-Transferability of Rights; Designation of Beneficiaries. The Option shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution or as provided in this Section 8.4. During the lifetime of the Participant the Option shall be exercisable only by the Participant. The Participant, however, may file with the Company a written designation of a beneficiary or beneficiaries to exercise, in the event of death of the Participant, the Option granted hereunder, subject to all of the provisions of this Section 8. A Participant may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the right of any such beneficiary to exercise the Option, the Committee may determine to recognize only an exercise by the personal representative of the estate of the Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.
8.6 Deemed Termination of Employment and Transfer. If the Employer that employs the Participant (or of which the Participant is a Director) ceases to be an Employer, the Participant’s employment shall be deemed to have been terminated by such Employer without Cause as of the date that it ceases to be an Employer. The transfer of a Participant’s employment (or a Director’s service as a Director) from one Employer to another Employer shall not be deemed a termination of employment.
9. Withholding
The Company or any Affiliate that employs the Participant shall have the right to deduct any sums that federal, state or local tax law requires to be withheld with respect to the exercise of the Option, or as otherwise may be required by such laws. The Company or any such Affiliate may require as a condition to issuing Stock upon the exercise of the Option that the Participant or other person exercising the Option pay any sum that federal, state or local tax law requires to be withheld with respect to such exercise. In the alternative, the Participant or other person exercising the Option, may elect to pay such sums to the Company or the Affiliate delivering written notice of that election to the Company’s office at 490 Villaume Avenue; South St. Paul, MN 55075-2445, prior to or concurrently with exercise. Such payment shall be made in cash or through surrender of shares to be obtained on exercise. There is no obligation that the Participant be advised of the existence of the tax or the amount which the employer corporation will be so required to withhold.
10. Right to Exercise Acceleration
On or before the Option Expiration Date, the Option shall be immediately exercisable in full upon a Change of Control or upon the occurrence of any of the following events:
(a)
the acquisition with the approval of the Board by any person or entity other than the Company or a related entity of more than 50% of the combined voting securities of the Company on a fully diluted and/or converted basis through a tender offer, exchange offer or otherwise;

(b)
the sale or disposition of all or substantially all of the Company’s assets unless shareholders of the Company prior to such sale or disposition own at least 50% of the voting stock on a fully diluted and/or converted basis of the purchaser and the purchaser assumes the Option on a financially equivalent basis;

(c)	a merger or consolidation involving the Company where shareholders of the Company do not own at least 50% of the voting stock of the surviving entity on a fully diluted and/or converted basis; or
(d)
any time during any two year period in which individuals who constituted the Board at the start of such period (or, except for a transaction described in (a) or (c), whose election was approved by at least two-thirds of the then members of the Board who were members at the start of the two year period, do not constitute at least 50% of the Board for any reason.

11. Stock Option Plan Controls
The Option Award and these Terms and Conditions are subject to all terms and provisions of the Stock Option Plan which is incorporated herein by reference. In the event of any conflict, the Stock Option Plan shall control over the Option Award and these Terms and Conditions.

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